EXHIBIT 5

EXHIBIT 5
[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]
August 6, 2009
RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421

Re:	Registration Statement on Form S-8 Relating to the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as Amended
Ladies and Gentlemen:
     We have acted as counsel to RF Micro Devices, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the 19,369,407 shares of the Company’s common stock, no par value (the “Shares”), which are proposed to be offered and sold pursuant to the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended effective June 1, 2006 and further amended effective June 8, 2009 (the “Plan”). This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.
     As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.
     In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.
     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our Firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, PLLC